EXHIBIT 99.1
ICO, INC. ANNOUNCES RESIGNATION OF JON C. BIRO
AS CFO, TREASURER, AND DIRECTOR,
AND APPOINTMENT OF BRADLEY T. LEUSCHNER
AS CFO AND TREASURER

HOUSTON, TX, December 19, 2007 - ICO, Inc. (NASDAQ: ICOC) announced today that Jon C. Biro has tendered his resignation from the positions of Chief Financial Officer, Treasurer, and Director, to be effective on January 11, 2008.  Mr. Biro is resigning in order to take a position as Executive Vice President and Chief Financial Officer at another public company.  Mr. Biro has served as an executive officer of ICO since 1995, and has been a member of ICO's board of directors since 2003.  The Company's Chief Executive Officer, A. John Knapp, Jr., stated: "We at ICO have greatly appreciated Mr. Biro's service and leadership over the past 13 years, and wish him all the best in his new endeavors."

The Company also announced that Bradley T. Leuschner will be appointed Chief Financial Officer and Treasurer, effective upon Mr. Biro’s departure.  Mr. Leuschner has served as Chief Accounting Officer of the Company since 2002, and has been employed by the Company since 1996.  Mr. Leuschner has been heavily involved in all financial activities of the Company and has overseen all accounting functions.  Mr. Knapp stated, “Mr. Leuschner has the respect and support of the Company’s management and board of directors.  He has the requisite experience and ability to assume these new responsibilities.”

About ICO, Inc.

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.